EXHIBIT 8.1

July 16, 2007

Pennsylvania Real Estate Investment Trust

The Bellevue, 200 South Broad Street

Philadelphia, PA 19102

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax matters in connection with the preparation and filing by Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the public offering of up to 358,297 shares of beneficial interest in the Trust, par value $1.00 per share, by the holders identified under the caption “Selling Shareholders” in the prospectus included in the Registration Statement (the “Prospectus”).

This opinion is based, in part, on various assumptions and the representations made by you as to factual matters set forth in the Prospectus and in a letter delivered to us by you today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all as they exist as of the date of this letter. All of the foregoing statutes, regulations, and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

Based on the foregoing, we are of the opinion that:

1. For all years as to which the Trust’s tax returns remain open for adjustment by the Internal Revenue Service, the Trust has been organized in conformity with the requirements for qualification as a “real estate investment trust” under the Code, and the Trust’s method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a “real estate investment trust” under the Code.

2. The statements in the Prospectus set forth under the caption “Federal Income Tax Considerations,” to the extent those statements constitute matters of law, summaries of legal matters, or legal conclusions, are accurate in all material respects.

We express no opinion with respect to the matters described in the Prospectus other than those expressly set forth herein. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or by a court.

Pennsylvania Real Estate Investment Trust

July 16, 2007

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP